Exhibit 23.2

CONSENT OF BRITISH SULPHUR CONSULTANTS

British Sulphur Consultants hereby consents to the use of its name in the Form S-4 of Innophos, Inc. and Innophos Mexico Holdings, LLC (together with Innophos, Inc., the “Companies”), as amended from time to time (“Form S-4”), to the use of the information from its published reports and the other data provided by it to the Companies and included in the Form S-4, and to the reference to British Sulphur Consultants under the heading “Experts” in the prospectus in the Form S-4 to be filed with the Securities and Exchange Commission.

/s/ British Sulphur Consultants

London, England

November 23, 2005